Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	July 27, 2015	Gerry Gould, VP-Investor Relations
Time	8:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 1st Quarter Fiscal 2016 Revenue of $213 Million and Adjusted EPS of $0.35, Reaffirms Full Fiscal Year Guidance

Braintree, MA, July 27, 2015 - Haemonetics Corporation (NYSE: HAE) today reported first quarter fiscal 2016 revenue of $213.4 million, down 5%. Revenue declined 2% in constant currency in the quarter.

The Company reported a GAAP net loss of $0.3 million and a GAAP net loss per share of $0.01 in the quarter. Exclusive of transformation, restructuring and deal amortization expenses detailed below, adjusted net income was $18.0 million and adjusted earnings per share were $0.35, both down 9%.1

1Q FISCAL 2016 STRATEGIC AND PRODUCT GROWTH HIGHLIGHTS

•	Strong constant currency revenue increases in identified growth drivers

◦	10% growth in North America plasma disposables revenue

◦	21% growth in TEG® diagnostics disposables revenue

◦	18% growth in China disposables revenue

•	TEG 6s diagnostics device received final 510(k) clearance

•	BloodTrack® software / BloodTrack HaemoBank™ blood storage device offering launched globally

•	$41 million of shares repurchased

Brian Concannon, Haemonetics’ President and CEO, stated: “I am pleased with our first quarter performance which positions us well to achieve our full year expectations. We expect a positive trajectory in revenue growth over the course of the year, driven by the moderation of current headwinds, new product launches, our saline and sodium citrate agreement with CSL Plasma and the inclusion of a 53rd week."

GROWTH DRIVERS UPDATE

Disposables revenue for the Company’s growth drivers of Plasma, TEG and Emerging Markets was up 10% on a constant currency basis, exclusive of the impact of continuing economic weakness in Russia, which adversely affected the disposables revenue growth rate for the combined growth drivers by 5%. Including Russia, disposables revenue in the combined growth drivers grew 5%.

Plasma disposables revenue grew 10% in North America, as strong demand for collection volumes continued. Softness in Russia negatively impacted global plasma disposables revenue which was up 5% in constant currency.

The Company recently received final 510(k) clearance of its next generation diagnostics device, the TEG 6s, and disposable cartridges for use in cardiovascular and cardiology procedures. The U.S. commercial launch is currently commencing. Following the previously announced clearance for Europe, Australia, and registration in Japan, 29 new TEG 6s devices were installed in those regions in the quarter.

The BloodTrack HaemoBank integrated blood storage and management solution, having previously received 510(k), CE and multi-regional clearances, continues the initial phase of its global market release with multiple units placed globally.

Mr. Concannon added: “We continue to expect our growth drivers to deliver double-digit growth in fiscal 2016, on the strength of recent Plasma contract wins, the introduction of our new TEG 6s diagnostic device and the global market release of our BloodTrack HaemoBank blood storage device.”

FIRST QUARTER 2016 REVENUE ELEMENTS

Plasma

Plasma disposables revenue was $81.0 million in the first quarter, up $1.7 million, or 2% on a reported basis and up 5% in constant currency. Revenue was impacted by softness in Russia. North America Plasma disposables revenue was up 10% versus the prior year’s first quarter. Collection volumes continued to reflect a robust end user market for plasma-derived biopharmaceuticals.

Blood Center

Platelet disposables revenue was $31.0 million in the quarter, down 19% on a reported basis and down 14% on a constant currency basis. The impact of currency on reported growth rates reflects the concentration of the Company’s platelet business outside of the United States. The constant currency revenue decline was attributable principally to the anticipated low revenue realized while the Company’s largest Russian distributor worked through inventory on hand and due to order patterns in Japan.

Red cell disposables revenue was $10.7 million in the first quarter, up $0.4 million or 4% over the prior year quarter as reported and up 5% on a constant currency basis. U.S. red cell customers have begun to employ collection practices that favor automated red cell collection.

Whole blood disposables revenue was $32.4 million in the first quarter, down $5.6 million or 15% as reported and down 13% on a constant currency basis. This decline was attributable principally to a previously disclosed market share loss in the U.S., the anniversary of which has now been reached. This share loss accounted for most of the decline in the U.S. whole blood business, as market declines begin to moderate as expected.

Hospital

Diagnostics disposables revenue was $11.8 million for the quarter, up $2.2 million or 23% on a reported basis and up 21% in constant currency, with particular strength in China and double-digit percentage growth in the U.S., even as the U.S. market anticipated the launch of the new TEG 6s device. The TEG Thromboelastograph® Hemostasis Analyzer installed base increased by 5% in the quarter, consistent with previous quarters’ growth rates, even with the imminent launch of the new TEG 6s device. The TEG business is well positioned for continuing acceleration of its double-digit disposables revenue growth trend, consistent with the Company’s multi-year growth outlook.

Surgical disposables revenue was $14.9 million, down 5% as reported and flat on a constant currency basis. Strength in the emerging markets was offset by declines in developed markets.

Software and Equipment

Software Solutions revenue was $16.8 million in the first quarter, down $0.9 million or 5% on a reported basis and down 1% in constant currency. BloodTrack, a key enabler of the Company’s Comprehensive Blood Management Solutions (CBMS) growth strategy, has recently been launched in numerous global markets and, together with transfusion service software, is expected to drive software growth at hospitals as fiscal 2016 progresses.

Equipment and other revenue was $10.8 million, up $0.3 million or 3% as reported and up 8% on a constant currency basis, with growth in our new products partially offset by weakness in Russia. Equipment revenue is influenced by timing of tenders and capital budgets. The installed base of equipment, including devices sold and placed for use with customers, increased 7% in the last 12 months.

Geographic

Haemonetics reported revenue growth of 4% in Asia Pacific, flat revenue in the Americas and declines of 16% in Europe and 17% in Japan. On a constant currency basis, the Company had revenue growth of 7% in Asia Pacific, including 18% growth in China, and 1% in the Americas, with declines of 12% in Europe and 7% in Japan.

In the Americas, strength in Plasma and TEG diagnostics was offset by declines in the Blood Center business. Strength in China contributed positively in the Asia Pacific businesses. Weakness in Russia contributed to declines in Europe. Japan revenue was impacted by the Yen exchange rate and shifts in customer order patterns.

OPERATING RESULTS

Adjusted gross profit was $103.6 million, down $5.0 million from the prior year first quarter and included a $4.0 million unfavorable currency impact. Adjusted gross margin was 48.5%, up 10 basis points. Adjusted gross margin improvement, driven by productivity programs including Value Creation & Capture (“VCC”) initiatives, was offset by unfavorable product and market mix and currency headwinds.

Savings from VCC programs and other identified cost reductions were $4 million in the first quarter and are expected to approximate $14 million, in fiscal 2016.

Adjusted operating expenses were $77.8 million in the quarter, down $2.1 million or 3% from the prior year first quarter. R&D and other growth investments continued and were offset by organizational and corporate administrative cost reductions.

In the first quarter, adjusted operating income was $25.8 million, down $2.9 million, or 10.2%, including $1.3 million attributed to currency headwinds.

Adjusted operating margin in the quarter was 12.1%, down 70 basis points, due principally to previously announced plans to incur operating expenses at consistent levels throughout the fiscal year. Operating margin is expected to increase over the course of the year as revenue accelerates and cost savings initiatives fully impact operating results.

Adjusted interest expense on loans was $2.0 million. The adjusted income tax rate was 24.5% compared with 25.5% in the prior year first quarter.

BALANCE SHEET AND CASH FLOW

Cash on hand was $112 million, a decrease of $48 million during the first quarter, as the Company utilized $16 million of cash net of $4 million of cash tax benefits, to fund VCC and other restructuring initiatives and $39 million to repurchase shares in the open market. The Company reported free cash flow, before transformation and restructuring costs, of $1 million in the first quarters of fiscal 2016 and 2015.

FISCAL 2015-2016 SHARE REPURCHASE PROGRAM

As previously announced, the Board of Directors approved the repurchase of up to $100 million of shares in the open market. In the first quarter of fiscal 2016, the Company repurchased 984,700 shares in the open market at an average price of $41.54. Together with fiscal 2015 activity, the Company repurchased 2,158,800 shares at an average price of $37.03, for a total of $80 million. The Company expects to complete the remaining $20 million of repurchase activity in fiscal 2016.

VALUE CREATION & CAPTURE ACTIVITIES

The Company’s Value Creation & Capture (“VCC”) initiatives, designed to transform its manufacturing and distribution operations and to support its productivity initiatives, continues to progress according to schedule.

Completion of the VCC investment is expected with approximately $27 million of after-tax cost in fiscal 2016 and cumulative program spending of roughly $175 million. Approximately $65 million of annual cost savings are expected to be generated through these VCC programs by fiscal 2018. The planned investments and expected benefits are summarized in a schedule posted to the Company’s Investor Relations website at http://phx.corporate-ir.net/phoenix.zhtml?c=72118&p=irol-guidance.

FISCAL 2016 GUIDANCE

The Company reaffirms its previous fiscal 2016 guidance for revenue growth of 4-6% on a reported basis and 7-9% in constant currency, still expecting approximately 46% of revenue in the first half and 54% in the second half of the fiscal year.

Continued strong revenue growth is expected from identified growth drivers - Plasma, TEG and Emerging Markets - along with a double digit increase in Software and the benefit of a 53rd week in the fourth quarter of fiscal 2016. U.S. blood center market headwinds will moderate, but continued foreign currency weakness is also expected.

Elements of revenue guidance previously provided are reaffirmed:

	As Reported	Constant Currency
Plasma disposables	10-12%	12-15%
Blood center disposables	(4-6%)	(0-2%)
Hospital disposables	4-6%	9-11%
Software solutions	10-15%	11-16%

The Company reaffirms its fiscal 2016 expectation for adjusted earnings per share in the range of $1.98 to $2.08, representing reported growth of 7-12% and constant currency growth of 15-20%. The Company continues to expect approximately 35% of fiscal 2016 earnings to be realized in the first half of the year and 65% in the second half.

Acquisition related amortization is expected to approximate $30 million, or $0.40 per share, and is excluded from adjusted operating income and adjusted earnings per share.

Free cash flow guidance for fiscal 2016 is reaffirmed in the range of $105-$110 million before funding approximately $27 million of capital expenditures and cash transformation expenditures to complete the VCC initiatives.

More information on fiscal 2016 guidance, including income statement scenarios underlying the lower and upper ends of the adjusted earnings per share guidance range, can be found in the Investor Relations section of our web site at http://www.haemonetics.com.1

ADJUSTMENTS TO REPORTED EARNINGS

In total, $15 million of pre-tax charges for VCC transformation and other restructuring activities were excluded from adjusted earnings in the first quarter of fiscal 2016. The Company excluded $23 million of pre-tax integration, restructuring, transformation and transaction costs from adjusted earnings in the first quarter of fiscal 2015.

The Company also excludes acquisition related amortization expenses from its adjusted operating income and earnings per share. Excluded from first quarter adjusted earnings was acquisition related amortization of $7.4 million in fiscal 2016 and $7.7 million in fiscal 2015, or $0.10 per share in both first quarters. For the full fiscal year 2016, acquisition related amortization is expected to approximate $30 million or $0.40 per share.

CONFERENCE CALL

Haemonetics will host a webcast to discuss the first quarter results on Monday, July 27, 2015 at 8:00 am Eastern time. Interested parties can participate at: http://edge.media-server.com/m/p/ody3xbtk/lan/en.

ABOUT HAEMONETICS

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing innovative blood management solutions for our customers. Together, our devices and consumables, information technology platforms, and consulting services deliver a suite of business solutions to help our customers improve patient care and reduce the cost of healthcare for blood collectors, hospitals, and patients around the world. Our technologies address important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit our web site at http://www.haemonetics.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that involve risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, unexpected expenses incurred during our Value Creation and Capture program, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.
The foregoing list should not be construed as exhaustive.
Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.
1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
Consolidated Statements of Loss for the First Quarter of FY16 and FY15
(Data in thousands, except per share data)

	6/27/2015	6/28/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Net revenues	$213,413	$224,488	(4.9)%
Gross profit	102,539	106,278	(3.5)%

R&D	11,321	15,382	(26.4)%
S,G&A	87,612	92,562	(5.3)%
Operating expenses	98,933	107,944	(8.3)%

Operating income/(loss)	3,606	(1,666)	n/m

Interest and other expense, net	(2,009)	(2,543)	(21.0)%

Income/(loss) before taxes	1,597	(4,209)	n/m

Tax expense/(benefit)	1,864	(560)	n/m

Net loss	$(267)	$(3,649)	(92.7)%

Net loss per common share assuming dilution	$(0.01)	$(0.07)	(85.7)%

Weighted average number of shares:
Basic	51,360	51,741
Diluted	51,360	51,741

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	48.0%	47.3%	0.7%
R&D	5.3%	6.9%	(1.6)%
S,G&A	41.1%	41.2%	(0.1)%
Operating income/(loss)	1.7%	(0.7)%	2.4%
Income/(loss) before taxes	0.7%	(1.9)%	2.6%
Net loss	(0.1)%	(1.6)%	1.5%

Revenue Analysis for the First Quarter of FY16 and FY15
(Data in thousands)

	Three Months Ended
	6/27/2015	6/28/2014	% Inc/(Dec)
	As Reported	As Reported	vs Prior Year
	(unaudited)
Revenues by geography
United States	$120,695	$120,749	—%
International	92,718	103,739	(10.6)%
Net revenues	$213,413	$224,488	(4.9)%

Disposable revenues

Plasma disposables	$80,966	$79,227	2.2%

Blood center disposables
Platelet	31,029	38,170	(18.7)%
Red cell	10,652	10,246	4.0%
Whole blood	32,424	37,950	(14.6)%
	74,105	86,366	(14.2)%
Hospital disposables
Diagnostics	11,761	9,598	22.5%
Surgical	14,917	15,621	(4.5)%
OrthoPAT	3,981	5,381	(26.0)%
	30,659	30,600	0.2%

Total disposables revenues	185,730	196,193	(5.3)%

Software solutions	16,839	17,738	(5.1)%
Equipment & other	10,844	10,557	2.7%
Net revenues	$213,413	$224,488	(4.9)%

Consolidated Balance Sheets
(Data in thousands)

	As of
	6/27/2015	3/28/2015
	(unaudited)
Assets
Cash and cash equivalents	$112,204	$160,662
Accounts receivable, net	139,103	145,827
Inventories, net	211,131	211,077
Other current assets	45,923	52,711
Total current assets	508,361	570,277
Property, plant & equipment, net	328,882	321,948
Other assets	590,168	593,192

Total assets	$1,427,411	$1,485,417

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$32,396	$21,522
Other current liabilities	137,369	167,570
Total current liabilities	169,765	189,092
Long-term debt	399,453	406,369
Other long-term liabilities	66,546	63,834
Stockholders' equity	791,647	826,122

Total liabilities & stockholders' equity	$1,427,411	$1,485,417

Consolidated Statements of Cash Flows for the First Quarter of FY16 and FY15
(Data in thousands)

	Three Months Ended
	6/27/2015	6/28/2014
	(unaudited)
Cash Flows from Operating Activities:
Net income	$(267)	$(3.649)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,255	20,511
Stock compensation expense	3,164	3,489
Change in other non-cash operating activities	94	1,350
Change in accounts receivable, net	6,574	7,918
Change in inventories	(718)	(9,569)
Change in other working capital	(21,852)	(6,312)
Net cash provided by operating activities	9,250	13,738
Cash Flows from Investing Activities:
Capital expenditures on property, plant and equipment	(24,246)	(37,085)
Proceeds from sale of property, plant and equipment	116	64
Other acquisitions and investments	(3,000)	—
Net cash used in investing activities	(27,130)	(37,021)
Cash Flows from Financing Activities:
Change in borrowings/(repayments), net	4,104	(7,098)
Change in employee stock programs	5,156	4,753
Stock repurchase	(39,032)	(26,466)
Net cash used in financing activities	(29,772)	(28,811)
Effect of exchange rates on cash and cash equivalents	(806)	(432)
Net Change in Cash and Cash Equivalents	(48,458)	(52,526)
Cash and Cash Equivalents at Beginning of the Period	160,662	192,469
Cash and Cash Equivalents at End of Period	$112,204	$139,943

Free Cash Flow Reconciliation:

Free cash flow after restructuring and transformation costs	$(14,880)	$(23,283)
Restructuring and transformation costs	15,550	18,938
Tax benefit on restructuring and transformation costs	(3,788)	(6,097)
Capital expenditures on VCC initiatives	4,406	11,371
Free cash flow before restructuring, transformation costs and VCC capital expenditures	$1,288	$929

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below we have removed restructuring, transformation and other costs from our GAAP expenses. Our restructuring and transformation costs for the periods reported are principally related to:

•
Value Creation & Capture (VCC): employee severance and retention, product line transfer costs, accelerated depreciation and other costs associated with these initiatives, principally our manufacturing network optimization, but also including commercial excellence, productivity and other operating initiatives.

•	In Process Research and Development: charges relate to the acquisition of certain technology and manufacturing rights to be used in a next generation device and related costs.

•	Contingent consideration income or expense described in Note 7 to our consolidated financial statements in our Form 10-Q.
We are reporting adjusted earnings before deal amortization, in addition to restructuring and transformation costs.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the First Quarter of FY16 and FY15
(Data in thousands)
	Three Months Ended
	6/27/2015	6/28/2014
	(unaudited)
Non-GAAP gross profit
GAAP gross profit	$102,539	$106,278
Restructuring and transformation costs	1,049	2,358
Non-GAAP gross profit	$103,588	$108,636

Non-GAAP R&D
GAAP R&D	$11,321	$15,382
Restructuring and transformation costs	(366)	(3,564)
Non-GAAP R&D	$10,955	$11,818

Non-GAAP S,G&A
GAAP S,G&A	$87,612	$92,562
Restructuring and transformation costs	(13,401)	(16,848)
Deal amortization	(7,405)	(7,674)
Non-GAAP S,G&A	$66,806	$68,040

Non-GAAP operating expenses
GAAP operating expenses	$98,933	$107,944
Restructuring and transformation costs	(13,767)	(20,412)
Deal amortization	(7,405)	(7,674)
Non-GAAP operating expenses	$77,761	$79,858

Non-GAAP operating income
GAAP operating income/(loss)	$3,606	$(1,666)
Restructuring and transformation costs	14,816	22,770
Deal amortization	7,405	7,674
Non-GAAP operating income	$25,827	$28,778

Non-GAAP interest and other expense, net
GAAP interest and other expense, net	$2,009	$2,543
Restructuring and transformation costs	—	(223)
Non-GAAP interest and other expense, net	$2,009	$2,320

Non-GAAP income before taxes
GAAP income/(loss) before taxes	$1,597	$(4,209)
Restructuring and transformation costs	14,816	22,993
Deal amortization	7,405	7,674
Non-GAAP income before taxes	$23,818	$26,458

Non-GAAP net income
GAAP net loss	$(267)	$(3,649)
Restructuring and transformation costs	14,816	22,993
Deal amortization	7,405	7,674
Tax benefit associated with non-GAAP adjustments	(3,970)	(7,293)
Non-GAAP net income	$17,984	$19,725

Non-GAAP net income per common share assuming dilution
GAAP net loss per common share	$(0.01)	$(0.07)
Non-GAAP items after tax per common share assuming dilution	$0.36	$0.45
Non-GAAP net income per common share assuming dilution	$0.35	$0.38

Presented below are additional Constant Currency performance measures. We measure different components of our business at constant currency. We believe this information is useful for investors because it allows for an evaluation of the Company without the effect of changes in foreign exchange rates. These results convert our local foreign currency operating results to the US Dollar at constant exchange rates of 0.833 Euro to 1.00 US Dollar and 110 Yen to 1.00 US Dollar. They also exclude the results of our foreign currency hedging program described in Note 7 to our consolidated financial statements in our Form 10-K.

	Three Months Ended
	6/27/2015	6/28/2014
	(unaudited)
Non-GAAP revenues
GAAP revenue	$213,413	$224,488
Foreign currency effects	(2,345)	(9,148)
Non-GAAP revenue - constant currency	$211,068	$215,340

Non-GAAP net income
Non-GAAP net income, adjusted for restructuring and transformation costs and deal amortization	$17,984	$19,725
Foreign currency effects	(2,068)	(3,400)
Income tax associated with foreign currency effects	506	865
Non-GAAP net income - constant currency	$16,422	$17,190

Non-GAAP net income per common share assuming dilution
Non-GAAP net income per common share assuming dilution, adjusted for restructuring and transformation costs and deal amortization	$0.35	$0.38
Foreign currency effects after tax per common share assuming dilution	$(0.03)	$(0.05)
Non-GAAP net income per common share assuming dilution - constant currency	$0.32	$0.33

Restructuring, Transformation and Other Costs (Data in thousands) GAAP results include the following items which are excluded from adjusted results.

	Three Months Ended
	6/27/2015	6/28/2014
	(unaudited)
Manufacturing network optimization	$5,512	$12,777
Commercial excellence initiatives	2,482	4,275
Productivity and operational initiatives	6,003	2,808
Accelerated depreciation, asset write-down and other non-cash items	521	830
In process research and development and related costs	—	1,546
Market-based stock compensation	298	757
Total restructuring, transformation and other costs	$14,816	$22,993

Deal Amortization (Data in thousands) GAAP results include the following items which are excluded from adjusted results.
	Three Months Ended
	6/27/2015	6/28/2014
	(unaudited)
Deal amortization	$7,405	$7,674